Exhibit 10.2

SECURITY AGREEMENT

This Security Agreement dated as of October 9, 2014 (this “Agreement”), is made by InSite Vision Incorporated, a Delaware corporation (the “Company”), in favor of the Holders (as defined below) and U.S. Bank National Association, as collateral agent (in such capacity, the “Collateral Agent”) for itself and the Holders (together with the Collateral Agent, the “Secured Parties”).

PRELIMINARY STATEMENTS:

A. Pursuant to the Securities Purchase Agreement dated as of October 9, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”), among the Company, Riverbank Capital Securities, Inc. and the purchasers party thereto (collectively, the “Holders”), the Company has issued or will issue its 12% Senior Secured Notes (as amended, restated, supplemented or otherwise modified from time to time, collectively, the “Notes”).

B. To secure its obligations under the Notes, the Company desires to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in and lien on all of its assets pursuant to the terms of this Agreement.

AGREEMENT:

In consideration of the foregoing and the mutual agreements contained in this Agreement, the receipt and sufficiency of which are acknowledged, the Company and the Collateral Agent hereby agree as follows:

SECTION 1. INTERPRETATION.

(a) Certain Defined Terms. As used in this Agreement, the following terms have the following meanings:

“Account Control Agreement” means any account control agreement or other agreement with any securities intermediary or other Person granting control with respect to any Investment Property or Deposit Account.

“Accounts” means any and all accounts of the Company, whether now existing or hereafter acquired or arising, and in any event includes all accounts receivable, contract rights and rights to payment of monetary obligations owed to the Company arising out of or in connection with the sale or lease of merchandise, goods or commodities or the rendering of services or arising from any other transaction, however evidenced, and whether or not earned by performance, all guaranties, indemnities and security with respect to the foregoing, and all letters of credit relating thereto, in each case whether now existing or hereafter acquired or arising.

“Books” means all books, records and other written, electronic or other documentation in whatever form maintained now or hereafter by or for the Company in connection with the ownership of its assets or the conduct of its business or evidencing or containing information relating to the Collateral, including (a) ledgers, (b) records indicating, summarizing, or evidencing the Company’s assets (including Inventory and Rights to Payment), business operations or financial condition, (c) computer programs and software, (d) computer discs, tapes, files, manuals and spreadsheets, (e) computer printouts and output of whatever kind, (f) any other computer prepared or electronically stored, collected or reported information and equipment of any kind and (g) any and all other rights now or hereafter arising out of any contract or agreement between the Company and any service bureau, computer or data processing company or other Person charged with preparing or maintaining any of the Company’s books or records or with credit reporting, including with regard to the Company’s Accounts.

“Chattel Paper” means all writings of whatever sort which evidence a monetary obligation and a security interest in or lease of specific goods, whether now existing or hereafter arising.

“Collateral” has the meaning set forth in Section 2.

“Collateral Agency Agreement” means the Collateral Agency Agreement dated as of the date hereof, among the Collateral Agent, the Holders and the Company.

“Collateral Documents” means this Agreement, the Collateral Agency Agreement, any Account Control Agreement, the Grant and any other agreement, instrument or other document executed or delivered in connection therewith.

“Contracts” means all contracts (including any customer, vendor, supplier, service or maintenance contract), leases, licenses, undertakings, purchase orders, permits, franchise agreements or other agreements (other than any right evidenced by Chattel Paper, Documents or Instruments), whether in written or electronic form, in or under which the Company now holds or hereafter acquires any right, title or interest, including, without limitation, with respect to an Account, any agreement relating to the terms of payment or the terms of performance thereof.

“Deposit Account” means any demand, time, savings, passbook or like account now or hereafter maintained by or for the benefit of the Company with a bank, savings and loan association, credit union or like organization, and all funds and amounts therein, whether or not restricted or designated for a particular purpose.

“Documents” means any and all documents of title, bills of lading, dock warrants, dock receipts, warehouse receipts and other documents of the Company, whether or not negotiable, and includes all other documents which purport to be issued by a bailee or agent and purport to cover goods in any bailee’s or agent’s possession which are either identified or are fungible portions of an identified mass, including such documents of title made available to the Company for the purpose of ultimate sale or exchange of goods or for the purpose of loading, unloading, storing, shipping, transshipping, manufacturing, processing or otherwise dealing with goods in a manner preliminary to their sale or exchange, in each case whether now existing or hereafter acquired or arising.

“Equipment” means all now existing or hereafter acquired equipment of the Company in all of its forms, wherever located, and in any event includes any and all machinery, furniture, equipment, furnishings and fixtures in which the Company now or hereafter acquires any right, and all other goods and tangible personal property (other than Inventory), including tools, parts and supplies, automobiles, trucks, tractors and other vehicles, computer and other electronic data processing equipment and other office equipment, computer programs and related data processing software, and all additions, substitutions, replacements, parts, accessories, and accessions to and for the foregoing, now owned or hereafter acquired, and including any of the foregoing which are or are to become fixtures on real property.

“Event of Acceleration” has the meaning set forth in each Note.

“Financing Statements” has the meaning set forth in Section 3.

“General Intangibles” means all general intangibles of the Company, now existing or hereafter acquired or arising, and in any event includes (a) all tax and other refunds, rebates or credits of every kind and nature to which the Company is now or hereafter may become entitled, (b) all good will, choses in action and causes of action, whether legal or equitable, whether in contract or tort and however arising, (c) all Intellectual Property Collateral, (d) all interests in limited and general partnerships and limited liability companies, (e) all rights of stoppage in transit, replevin and reclamation, (f) all licenses, permits, consents, indulgences and rights of whatever kind issued in favor of or otherwise recognized as belonging to the Company by any governmental authority and (g) all indemnity agreements, guaranties, insurance policies and other contractual, equitable and legal rights of whatever kind or nature; in each case whether now existing or hereafter acquired or arising.

“Grant” means a grant relating to Intellectual Property Collateral, substantially in the form of Exhibit A.

“Instruments” means any and all negotiable instruments and every other writing which evidences a right to the payment of money, wherever located and whether now existing or hereafter acquired, except (a) investment property, (b) letters of credit and (c) writings that evidence a right to payment arising out of the use of a credit or charge card or information contained on or for use with the card.

“Intellectual Property Collateral” means the assets listed on Schedule 3.11(a) to the Purchase Agreement and, in addition, the following properties and assets owned or held by the Company or in which the Company otherwise has any interest, now existing or hereafter acquired or arising:

(a)	all patents and patent applications, domestic or foreign, all licenses relating to any of the foregoing and all income and royalties with respect to any licenses, all rights to sue for past, present or future infringement thereof, all rights arising therefrom and pertaining thereto and all reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof, and all regulatory filings related thereto;

(b)	all copyrights and applications for copyright, domestic or foreign, together with the underlying works of authorship (including titles), whether or not the underlying works of authorship have been published and whether said copyrights are statutory or arise under the common law, and all other rights and works of authorship, all rights, claims and demands in any way relating to any such copyrights or works, including royalties and rights to sue for past, present or future infringement, all rights of renewal and extension of copyright, and all licenses relating to any of the foregoing and all income and royalties with respect to any licenses, and all regulatory filings related thereto;

(c)	all state (including common law), federal and foreign trademarks, service marks and trade names, and applications for registration of such trademarks, service marks and trade names, all licenses relating to any of the foregoing and all income and royalties with respect to any licenses, whether registered or unregistered and wherever registered, all rights to sue for past, present or future infringement or unconsented use thereof, all rights arising therefrom and pertaining thereto and all reissues, extensions and renewals thereof, and all regulatory filings related thereto;

(d)	all trade secrets, trade dress, trade styles, logos, other source of business identifiers, mask-works, mask-work registrations, mask-work applications, software, confidential information, customer lists, license rights, advertising materials, operating manuals, methods, processes, know-how, algorithms, formulae, databases, quality control procedures, product, service and technical specifications, operating, production and quality control manuals, sales literature, drawings, specifications, blue prints, descriptions, inventions, name plates and catalogs, and all licenses relating to any of the foregoing and all income and royalties with respect to any licenses, and all regulatory filings related thereto; and

(e)	the entire goodwill of or associated with the businesses now or hereafter conducted by the Company connected with and symbolized by any of the aforementioned properties and assets.

“Inventory” means any and all of the Company’s inventory in all of its forms, wherever located, whether now owned or hereafter acquired, and in any event includes all goods (including goods in transit) which are held for sale, lease or other disposition, including those held for display or demonstration or out on lease or consignment or to be furnished under contract of service, or which are raw materials, work in process, finished goods or materials used or consumed in the Company’s business, and the resulting product or mass, and all repossessed, returned, rejected, reclaimed and replevied goods, together with all parts, components, supplies, packing and other materials used or usable in connection with the manufacture, production, packing, shipping, advertising, selling or furnishing of such goods; and all other items hereafter acquired by the Company by way of substitution, replacement, return, repossession or otherwise, and all additions and accessions thereto, and any Document representing or relating to any of the foregoing at any time.

“Investment Property” means any and all investment property of the Company, including all securities, whether certificated or uncertificated, security entitlements, Securities Accounts, commodity contracts and Commodity Accounts, and all financial assets held in any Securities Account or otherwise, wherever located, and whether now existing or hereafter acquired or arising.

“Letter of Credit Right” means a right to payment or performance under a letter of credit, whether or not the beneficiary has demanded or is at the time entitled to demand payment or performance, and any and all proceeds of written letters of credit.

“Lien” means any mortgage, pledge, security interest, assignment, deposit arrangement, charge or encumbrance, lien or other type of preferential arrangement (other than a financing statement filed by a lessor in respect of an operating lease not intended as security).

“Permitted Liens” means:

(a)	Liens in favor of the Collateral Agent;

(b)	existing Liens (including leases and subleases) existing as of the date hereof and listed on Schedule A and Liens incurred in connection with the extension, renewal or refinancing of the indebtedness or other obligations secured by such existing Liens;

(c)	Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and which are adequately reserved for in accordance with generally accepted accounting principles;

(d)	Liens of materialmen, mechanics, warehousemen, carriers or employees or other similar Liens provided for by mandatory provisions of law and securing obligations either not delinquent or being contested in good faith by appropriate proceedings and which do not in the aggregate materially impair the use or value of the property or risk the loss or forfeiture thereof;

(e)	Liens consisting of deposits or pledges to secure the performance of bids, trade contracts, leases, public or statutory obligations, or other obligations of a like nature incurred in the ordinary course of business;

(f)	Liens upon or in any property or assets and the Proceeds thereof acquired or held by the Company to secure the purchase price of such property or assets, or indebtedness or other obligations incurred solely for the purpose of financing or refinancing the acquisition thereof;

(g)	easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and that do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Company; and

(h)	Liens arising solely by virtue of any statutory or common law provisions relating to bankers’ liens, rights of set-off of similar rights and remedies as to Deposit Accounts, Securities Accounts or other funds maintained with a creditor depository institution.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization or any other entity of whatever nature or any governmental agency or authority.

“Proceeds” means whatever is acquired from or upon the sale, lease, license, collection, use, exchange or other disposition, whether voluntary or involuntary, of any Collateral or other assets of the Company, including “proceeds” as defined in the UCC, any and all proceeds of any insurance, indemnity, warranty or guaranty payable to or for the account of the Company from time to time with respect to any of the Collateral, any and all payments (in any form whatsoever) made or due and payable to the Company from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any governmental authority (or any Person acting under color of governmental authority), any and all other amounts from time to time paid or payable under or in connection with any of the Collateral or for or on account of any damage or injury to or conversion of any Collateral by any Person, any and all other tangible or intangible property received upon the sale or disposition of Collateral, and all proceeds of proceeds.

“Rights To Payment” means all Accounts, and any and all rights and claims to the payment or receipt of money or other forms of consideration of any kind in, to and under all Chattel Paper, Documents, General Intangibles, Instruments, Investment Property and Proceeds.

“Secured Obligations” means the indebtedness, liabilities and other obligations of the Company to each of the Secured Parties evidenced by the Notes, including all unpaid principal thereunder, all interest accrued thereon (including interest that, but for the filing of a petition in bankruptcy with respect to the Company, would accrue on such obligations, whether or not a claim is allowed against the Company for such interest in the related bankruptcy proceeding), and all other amounts payable by the Company to each thereunder or in connection therewith or under the Purchase Agreement or the Collateral Documents, whether now existing or hereafter arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and all obligations of every nature of the Company now or hereafter existing under the Collateral Documents.

“UCC” means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

(b) Terms Defined in UCC. Where applicable and except as otherwise defined herein, terms used in this Agreement have the meanings assigned to them in the UCC.

SECTION 2. SECURITY INTEREST.

(a) Grant of Security Interest. As security for the payment and performance of the Secured Obligations, the Company hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in all of the Company’s right, title and interest in, to and under the following property, wherever located and whether now existing or owned or hereafter acquired or arising (collectively, the “Collateral”): (i) all Accounts; (ii) all Rights to Payment; (iii) all Chattel Paper; (iv) all Deposit Accounts; (v) all Documents; (vi) all Equipment; (vii) all General Intangibles; (viii) all Instruments; (ix) all Inventory; (x) all Investment Property; (xi) all Books; (xii) all Letter of Credit Rights; (xii) all Commercial Tort Claims; (xiii) all Contracts; (xiv) all Money; (xv) all Supporting Obligations; (xv) all other goods and personal property, wherever located, whether tangible or intangible, and whether now owned or hereafter acquired, existing, leased or consigned by or to the Company; and (xvi) all Proceeds of any and all of the foregoing and all accessions to, substitutions and replacements for and rents, profits and products of each of the foregoing. If the Company at any time acquires a Commercial Tort Claim in excess of $50,000, the Company shall immediately notify the Collateral Agent in a writing signed by the Company of the brief details thereof and grant to the Collateral Agent in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Collateral Agent and the Company shall file or cause to be filed an amendment to any financing statement under the UCC to include such Commercial Tort Claim.

(b) Excluded Property. Notwithstanding anything herein to the contrary, the Collateral does not include, and the Company is not deemed to have granted a security interest in, (i) any of the Company’s rights or interests in any license, contract or agreement to which the Company is a party or any of its rights or interests thereunder to the extent, but only to the extent, that such a grant would, under the terms of such license, contract or agreement or otherwise, result in a breach of the terms of, or constitute a default under any license, contract or agreement to which the Company is a party (other than to the extent that any such term would be rendered ineffective pursuant to the UCC or any other applicable law (including the Bankruptcy Code, 11 U.S.C. Sec. 362(a) (the “Bankruptcy Code”)) or principles of equity); provided that immediately upon the ineffectiveness, lapse or termination of any such provision, the Collateral includes, and the Company is deemed to have granted a security interest in, all such rights and interests as if such provision had never been in effect or (ii) any real property leasehold or fee, unless the Company has executed a mortgage or deed of trust covering such real property leasehold or fee. The Company hereby represents and warrants to the Collateral Agent and Holders that the Company’s license agreement with respect to Azasite is included in the Collateral and is not excluded as a result of this Section 2(b).

(c) Company Remains Liable. Anything herein to the contrary notwithstanding, (i) the Company remains liable under any contracts, agreements and other documents included in the Collateral, to the extent set forth therein, to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (ii) the exercise by the Collateral Agent of any of the rights hereunder does not release the Company from any of its duties or obligations under such contracts, agreements and other documents included in the Collateral and (iii) the Collateral Agent has no obligation or liability under any contracts, agreements and other documents included in the Collateral by reason of this Agreement, nor is the Collateral Agent obligated to perform any of the obligations or duties of the Company thereunder or to take any action to collect or enforce any such contract, agreement or other document included in the Collateral.

(d) Continuing Security Interest. This Agreement creates a continuing security interest in the Collateral which remains in effect until terminated in accordance with Section 21.

SECTION 3. PERFECTION PROCEDURES.

(a) Financing Statements. The Company authorizes the Collateral Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of the Company; provided (a) it is the sole responsibility of the Company to perfect any Lien granted hereunder or under any other Collateral Document and to maintain such perfection and (b) the Company’s failure to comply with clause (a) above constitutes an Event of Acceleration. The Company agrees that a photographic or other reproduction of this Agreement or of a financing statement signed by the Company, as applicable, is sufficient as a financing statement and may be filed as a financing statement in any and all jurisdictions. Without limiting the foregoing, upon the request of the Collateral Agent, the Company shall execute and deliver to the Collateral Agent concurrently with the execution of this Agreement, and at any time and from time to time thereafter, Account Control Agreements and all financing statements, continuation financing statements, termination statements, security agreements, chattel mortgages, assignments, patent, copyright and trademark collateral assignments, fixture filings, warehouse receipts, documents of title, affidavits, reports, notices, schedules of account, letters of authority and all other documents and instruments, in a form reasonably satisfactory to the Collateral Agent (the “Financing Statements”), and take all other action, as the Collateral Agent may reasonably request, to perfect and continue such perfection, maintain the priority of or provide notice of, the Collateral Agent’s security interest in the Collateral and to accomplish the purposes of this Agreement.

(b) Grants. As of the date hereof, the Company shall execute and deliver the Grant to the Collateral Agent for filing with the applicable intellectual property filing offices evidencing the Collateral Agent’s security interest in the Intellectual Property Collateral.

(c) Certain Agents. Any third person at any time and from time to time holding all or any portion of the Collateral is deemed to, and shall, hold the Collateral as the agent of, and as pledge holder for, the Collateral Agent. At any time and from time to time, the Collateral Agent may give notice to any third person holding all or any portion of the Collateral that such third person is holding the Collateral as the agent of, and as pledge holder for, the Collateral Agent.

SECTION 4. REPRESENTATIONS AND WARRANTIES. In addition to the representations and warranties of the Company in the Purchase Agreement, the Company represents and warrants that:

(a)	its name as it appears in official filings in its jurisdiction of organization, type of organization and jurisdiction of organization are set forth on Schedule B;

(b)	it (or its predecessor by merger or otherwise) has not, within the five year period preceding the date hereof, had a different name from the name listed on Schedule B;

(c)	this Agreement creates a legal and valid security interest against the Collateral in which the Company now has rights and will create a legal and valid security interest which is enforceable against the Collateral in which the Company hereafter acquires rights at the time the Company acquires any such rights, in each case securing the payment and performance of the Secured Obligations except for and subject to Permitted Liens; and

(d)	the Company owns its interest in the Collateral, free and clear of any Liens other than Permitted Liens.

SECTION 5. COVENANTS. For so long as any of the Secured Obligations remain unsatisfied, the Company shall:

(a)	appear in and defend any action, suit or proceeding which may affect to a material extent its title to, or right or interest in, or the Secured Parties’ right or interest in, the Collateral;

(b)	do and perform all reasonable acts that may be necessary and appropriate to maintain, preserve and protect the Collateral in all material respects, as well as perfecting and maintaining the priority and perfection of any Lien created or security interest granted hereunder or by any other Collateral Document;

(c)	pay all expenses of protecting, storing, warehousing, insuring, handling and shipping the Collateral;

(d)	without the written consent of the Majority Holders, not change its name as it appears in official filings in its jurisdiction of organization, type of organization and jurisdiction of organization unless, in each case, it provides the Collateral Agent with 30 days’ advance written notice thereof setting forth such change;

(e)	diligently prosecute and maintain all material Intellectual Property Collateral, at its sole cost and expense, including the filing of patent and trademark applications with respect to any material Intellectual Property Collateral that the Company determines in its commercially reasonable judgment should be made, and the defense of any infringement of, or challenge to, any material portion of the Intellectual Property Collateral;

(f)	provide the Collateral Agent with written notice should there be any claims of infringement with respect to any material portion of the Intellectual Property Collateral; and

(g)	not grant any Liens on its Collateral other than Permitted Liens.

SECTION 6. RIGHTS TO PAYMENT.

(a) Collection of Rights to Payment. At the written request of the Collateral Agent, upon and after the occurrence and during the continuance of any Event of Acceleration, all remittances received by the Company shall be, in accordance with the Collateral Agent’s instructions, remitted to the Collateral Agent or its designee or deposited to an account with the Collateral Agent or its designee in the form received (with any necessary endorsements or instruments of assignment or transfer).

(b) Investment Property and Instruments. At the written request of the Collateral Agent, upon and after the occurrence and during the continuance of any Event of Acceleration, the Collateral Agent or its designee are entitled to receive all distributions and payments of any nature with respect to any Investment Property or Instruments, and all such distributions or payments received by the Company shall be held in trust for the Collateral Agent or its designee to the extent permitted by applicable law and, in accordance with the Collateral Agent’s instructions, remitted to the Collateral Agent or its designee or deposited to an account with the Collateral Agent or its designee in the form received (with any necessary endorsements or instruments of assignment or transfer). Following the occurrence and during the continuance of an Event of Acceleration, at the written request of the Collateral Agent, any such distributions and payments with respect to any Investment Property held in any Securities Account shall be held and retained in such Securities Account, in each case as part of the Collateral. Additionally, the Collateral Agent, as agent for and representative of the Holders, has the right, upon the occurrence and during the continuance of an Event of Acceleration, following prior written notice to the Company, to vote and to give consents, ratifications and waivers with respect to any Investment Property and Instruments, and to exercise all rights of conversion, exchange, subscription or any other rights, privileges or options pertaining thereto to the extent permitted by applicable law as if the Collateral Agent were the absolute owner thereof; provided that the Collateral Agent has no duty to exercise any of the foregoing rights afforded to it and is not responsible to the Company or any other Person for any failure to do so or delay in doing so to the extent permitted by applicable law.

SECTION 7. Authorization; Collateral Agent Appointed Attorney-in-Fact. The Collateral Agent has the right to, but not the obligation, in the name of the Company, without notice to or assent by the Company, and the Company constitutes and appoints the Collateral Agent (and any of the Collateral Agent’s agents) as the Company’s true and lawful attorney-in-fact, with full power and authority to (a) sign any of the Financing Statements which must be executed or filed to perfect or continue perfected, maintain the priority of or provide notice of, the Collateral Agent’s security interest in the Collateral and (b) upon the occurrence and during the continuance of an Event of Acceleration and at the direction of the Majority Holders:

(i)	take possession of and endorse any notes, acceptances, checks, drafts, money orders or other forms of payment or security and collect any Proceeds of any Collateral;

(ii)	sign and endorse any invoice or bill of lading relating to any of the Collateral, warehouse or storage receipts, drafts against customers or other obligors, assignments, notices of assignment, verifications and notices to customers or other obligors (with respect to the Collateral);

(iii)	send requests for verification of Rights to Payment to the customers or other obligors of the Company (with respect to the Collateral);

(iv)	contact, or direct the Company to contact, all account debtors and other obligors on the Rights to Payment and instruct such account debtors and other obligors to make all payments directly to the Collateral Agent or its designee;

(v)	assert, adjust, sue for, compromise or release any claims under any policies of insurance;

(vi)	exercise dominion and control over, and refuse to permit further withdrawals from, Deposit Accounts maintained with any financial institution or other Person;

(vii)	notify each Person maintaining lockbox or similar arrangements for the payment of the Rights to Payment to remit all amounts representing collections on the Rights to Payment directly to the Collateral Agent or its designee;

(viii)	ask, demand, collect, receive and give acquittances and receipts for any and all Rights to Payment, enforce payment or any other rights in respect of the Rights to Payment and all other Collateral, grant consents, agree to any amendments, modifications or waivers of the agreements and documents governing the Rights to Payment and all other Collateral, and otherwise file any claims, take any action or institute, defend, settle or adjust any actions, suits or proceedings with respect to the Collateral, as the Collateral Agent may deem necessary or desirable to maintain, preserve and protect the Collateral, to collect the Collateral or to enforce the rights of the Collateral Agent with respect to the Collateral;

(ix)	execute any and all applications, documents, papers and instruments necessary for the Collateral Agent to use the Intellectual Property Collateral and grant or issue any exclusive or non-exclusive license or sublicense with respect to any Intellectual Property Collateral;

(x)	execute any and all endorsements, assignments or other documents and instruments necessary to sell, lease, assign, convey or otherwise transfer title in or dispose of the Collateral;

(xi)	execute and deliver to any securities intermediary or other Person any entitlement order, Account Control Agreement or other notice, document or instrument which the Collateral Agent may deem necessary or advisable to maintain, protect, realize upon and preserve the Investment Property and the Collateral Agent’s security interest therein;

(xii)	execute any and all such other documents and instruments, and do any and all acts and things for and on behalf of the Company, that the Collateral Agent may deem necessary or advisable to maintain, protect, realize upon and preserve the Collateral and the Collateral Agent’s security interest therein and to accomplish the purposes of this Agreement; and

(xiii)	execute any and all action necessary to prosecute, maintain or defend the Intellectual Property Collateral, except to the extent that the claims asserted against the Intellectual Property Collateral in question, if successful, are not likely to have a material adverse affect on the assets, liabilities, business or operations of the Company.

The foregoing power of attorney is coupled with an interest and irrevocable so long as the Secured Obligations have not been paid and performed in full. The Company ratifies, to the extent permitted by law, all that the Collateral Agent lawfully and in good faith does or causes to be done by virtue of and in compliance with this Section 7.

SECTION 8. Collateral Agent Performance of Company Obligations. Upon the occurrence and during the continuance of any Event of Acceleration, the Collateral Agent may, but is not obligated to, perform or pay any obligation which the Company has agreed to perform or pay under or in connection with this Agreement, and the Company shall reimburse the Collateral Agent on demand for any reasonable amounts paid by the Collateral Agent pursuant to this Section 8 to the extent permitted by applicable law and any such amount paid by the Collateral Agent are Secured Obligations under the Collateral Documents.

SECTION 9. Collateral Agent’s Duties. Notwithstanding any provision contained in this Agreement, the Collateral Agent has no duty to exercise any of the rights, privileges or powers afforded to it and is not responsible to the Company or any other Person for any failure to do so or delay in doing so. Beyond the exercise of reasonable care to assure the safe custody of Collateral in the Collateral Agent’s possession and the accounting for moneys actually received by the Collateral Agent hereunder, the Collateral Agent has no duty or liability to exercise or preserve any rights, privileges or powers pertaining to the Collateral to the extent permitted by applicable law and its duties hereunder and under any other Collateral Document are subject to the terms of the Collateral Agency Agreement.

SECTION 10. REMEDIES.

(a) Remedies. Upon the occurrence and during the continuance of any Event of Acceleration, the Collateral Agent has, in addition to all other rights and remedies granted to it in the Collateral Documents, all rights and remedies of a secured party under the UCC and other applicable laws and, without limiting the generality of the foregoing, the Company agrees that to the extent permitted by applicable law:

(i)	The Collateral Agent may peaceably and without notice enter any premises of the Company, take possession of any of the Collateral, remove or dispose of all or part of the Collateral on any premises of the Company or elsewhere, and otherwise collect, receive, appropriate and realize upon all or any part of the Collateral, and demand, give receipt for, settle, renew, extend, exchange, compromise, adjust, or sue for all or any part of the Collateral, as the Collateral Agent may determine.

(ii)	The Collateral Agent may require the Company to assemble all or any part of the Collateral and make it available to the Collateral Agent at any place and time designated by the Collateral Agent.

(iii)	To the extent permitted by an applicable license, the Collateral Agent may use or transfer any of the Company’s rights and interests in any Intellectual Property Collateral, by license, by sublicense or otherwise, on such conditions and in such manner as the Collateral Agent may determine.

(iv)	The Collateral Agent may secure the appointment of a receiver of the Collateral or any part there of (to the extent and in the manner provided by applicable law).

(v)	The Collateral Agent may withdraw (or cause to be withdrawn) any and all funds from any Deposit Accounts or Securities Accounts.

(vi)	The Collateral Agent may sell, resell, lease, use, assign, transfer or otherwise dispose of any or all of the Collateral in its then condition or following any commercially reasonable preparation or processing (utilizing in connection therewith any of the Company’s assets, without charge or liability to the Collateral Agent therefor) at public or private sale, by one or more contracts, in one or more parcels, at the same or different times, for cash or credit, or for future delivery without assumption of any credit risk, all as the Collateral Agent deems advisable; provided that the Company shall be credited with the net proceeds of sale only when such proceeds are finally collected by the Collateral Agent. The Collateral Agent has the right, as agent for and representative of the Holders, upon any such public sale, and, to the extent permitted by law, upon any such private sale, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption, which right or equity of redemption the Company hereby releases, to the extent permitted by law. The Company agrees that the sending of notice by ordinary mail, postage prepaid, to the address of the Company set forth in Section 12, of the place and time of any public sale or of the time after which any private sale or other intended disposition is to be made, is deemed reasonable notice thereof if such notice is sent ten days prior to the date of such sale or other disposition or the date on or after which such sale or other disposition may occur. The Company recognizes that the Collateral Agent may be unable to make a public sale of any or all of the Investment Property, by reason of prohibitions contained in applicable securities laws or otherwise, and expressly agrees that a private sale to a restricted group of purchasers for investment and not with a view to any distribution thereof is considered a commercially reasonable sale.

(b) License. Effective upon the occurrence and during the continuance of an Event of Acceleration, for the purpose of enabling the Collateral Agent to exercise its rights and remedies under this Section 10 or otherwise in connection with this Agreement, the Company grants to the Collateral Agent an irrevocable, non-exclusive and assignable license (exercisable without payment or royalty or other compensation to the Company) to use, license or sublicense any Intellectual Property Collateral, except to the extent a grant of such license would violate the terms of an existing agreement to which the Company is a party.

(c) Application of Proceeds. The cash proceeds actually received from the sale or other disposition or collection of Collateral, and any other amounts received in respect of the Collateral the application of which is not otherwise provided for herein, shall be applied (pro rata, as applicable): (i) first, to any fees, costs, expenses and other amounts due to the Collateral Agent; (ii) second, to any fees, costs, expenses and other amounts (other than principal and interest under the Notes) due to the Holders under the Notes on a pro rata basis; (iii) third, to accrued and unpaid interest due to the Holders under the Notes on a pro rata basis; and (iv) fourth, to principal due to the Holders under the Notes on a pro rata basis. Any surplus thereof which exists after payment and performance in full of the Secured Obligations shall be promptly paid over to the Company or otherwise disposed of as required by the UCC or other applicable law. The Company remains liable to each of the Secured Parties for any deficiency which exists after any sale or other disposition or collection of Collateral to the extent permitted by applicable law. The Company shall maintain an updated registry which contains the names of each Holder and the amounts due to each Holder under the Notes and shall furnish such registry to the Collateral Agent, as the Collateral Agent from time to time requests.

SECTION 11. CERTAIN WAIVERS. The Company waives, to the fullest extent permitted by law, (a) any right of redemption with respect to the Collateral, whether before or after sale hereunder, and all rights, if any, of marshalling of the Collateral or other collateral or security for the Secured Obligations, (b) any right to require the Collateral Agent or the Holders (i) to proceed against any Person, (ii) to exhaust any other collateral or security for any of the Secured Obligations, (iii) to pursue any remedy in the Collateral Agent’s or Holders’ power or (iv) to make or give any presentments, demands for performance, notices of nonperformance, protests, notices of protests or notices of dishonor in connection with any of the Collateral and (c) all claims, damages, and demands against the Collateral Agent or the Holders arising out of the repossession, retention, sale or application of the proceeds of any sale of the Collateral.

SECTION 12. NOTICES. Except as otherwise provided herein, any notice or demand that, by the provisions hereof, is required or which may be given to or served upon the parties hereto shall be in writing and, if by facsimile or electronic delivery, is deemed to have been validly served, given or delivered when delivery is confirmed electronically, if by personal delivery, is deemed to have been validly served, given or delivered upon actual delivery and, if mailed, is deemed to have been validly served, given or delivered three business days after deposit in the United States mail, as registered or certified mail, with proper postage prepaid and addressed to the party or parties to be notified, at the following addresses (or such other address(es) as a party may designate for itself by like notice):

If to Collateral Agent:

U.S. Bank National Association

Global Corporate Trust Services

100 Wall Street, Suite 1600

New York, New York 10005

Facsimile: 212-951-6986

Attention: Karen Hall, Vice President

Email: Karen.Hall@unionbank.com

If to the Company:	InSite Vision Incorporated 965 Atlantic Avenue Alameda, California 94501 Facsimile: (510) 747-1382 Attention: Timothy M. Ruane Email: TRuane@insite.com

SECTION 13. NO WAIVER; CUMULATIVE REMEDIES. No failure on the part of the Collateral Agent to exercise, and no delay in exercising, any right, remedy, power or privilege hereunder operates as a waiver thereof, nor does any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights and remedies under this Agreement are cumulative and not exclusive of any rights, remedies, powers and privileges that may otherwise be available to the Collateral Agent.

SECTION 14. COSTS, EXPENSES AND INDEMNIFICATION.

(a) Costs and Expenses. The Company shall pay on demand all reasonable costs and expenses to the Collateral Agent, and the reasonable fees and disbursements of the Collateral Agent’s counsel, in connection with the performance of this Agreement and the other Collateral Documents, as applicable, and the enforcement or attempted enforcement of, and preservation of any rights or interests under, the Collateral Documents, including the protection, sale or collection of, or other realization upon, any of the Collateral, including all expenses of taking, collecting, holding, sorting, handling, preparing for sale, selling, or the like, and other such expenses of sales and collections of Collateral.

(b) Indemnification. The Company shall indemnify the Collateral Agent, its agents, counsel and other advisors (each an “Indemnified Person”) against, and hold each of them harmless from, any and all liabilities, obligations, losses, claims, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including the reasonable fees and disbursements of counsel to an Indemnified Person, that may be imposed on, incurred by, or asserted against any Indemnified Person, in any way relating to or arising out of the Collateral Documents or the transactions contemplated hereby or any action taken or omitted to be taken by it hereunder (the “Indemnified Liabilities”); provided that the Company is not liable to any Indemnified Person for any portion of such Indemnified Liabilities to the extent they are found by a final, unappealable decision of a court of competent jurisdiction to have resulted from such Indemnified Person’s gross negligence or willful misconduct. If and to the extent that the foregoing indemnification is for any reason held unenforceable by a final, unappealable decision of a court of competent jurisdiction, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law.

(c) Other Charges. The Company shall indemnify the Collateral Agent against and hold it harmless from any and all present and future stamp, transfer, documentary and other such taxes, levies, fees, assessments and other charges made by any jurisdiction by reason of the execution, delivery, performance and enforcement of the Collateral Documents.

SECTION 15. GENDER AND NUMBER. In this Agreement the masculine includes the feminine and the singular includes the plural and vice versa.

SECTION 16. GOVERNING LAW AND RELATED MATTERS.

THIS AGREEMENT IS GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), EXCEPT AS REQUIRED BY MANDATORY PROVISIONS OF LAW AND TO THE EXTENT THE VALIDITY OR PERFECTION OF THE SECURITY INTERESTS HEREUNDER, OR THE REMEDIES HEREUNDER, IN RESPECT OF ANY COLLATERAL ARE GOVERNED BY THE LAW OF A JURISDICTION OTHER THAN NEW YORK.

ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE COMPANY ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE COUNTY OF NEW YORK, STATE OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT THE COMPANY ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. The Company agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to the Company at its address set forth in Section 12, such service being hereby acknowledged by the Company to be sufficient for personal jurisdiction in any action against the Company in any such court and to be otherwise effective and binding service in every respect. Nothing herein affects the right to serve process in any other manner permitted by law or shall limit the right of the Collateral Agent to bring proceedings against the Company in the courts of any other jurisdiction.

THE COMPANY AND THE COLLATERAL AGENT IRREVOCABLY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT AND THE RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims and all other common law and statutory claims. The Company and the Collateral Agent (a) acknowledge that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this relationship, and that each will continue to rely on this waiver in their related future dealings and (b) further warrants and represents that each has reviewed this waiver with its legal counsel and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. In the event of litigation, this provision may be filed as a written consent to a trial by the court.

SECTION 17. ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other Collateral Documents contain the entire agreement of the parties with respect to the subject matter hereof and may not be amended except by the written agreement of the Company and the Collateral Agent.

SECTION 18. SEVERABILITY. Whenever possible, each provision of this Agreement must be interpreted in such manner as to be effective and valid under all applicable laws and regulations. If, however, any provision of this Agreement is prohibited by or invalid under any such law or regulation in any jurisdiction, it is, as to such jurisdiction, deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it is ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of this Agreement, or the validity or effectiveness of such provision in any other jurisdiction.

SECTION 19. COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed is deemed to be an original and all of which taken together constitute but one and the same agreement.

SECTION 20. CONTINUING SECURITY INTEREST; TRANSFER OF NOTES. This Agreement creates a continuing security interest in and Lien on the Collateral and (a) remains in full force and effect until the payment in full of all of the Secured Obligations, (b) is binding on the Company and its successors and assigns and (c) inures together with the rights of Collateral Agent hereunder, to the benefit of Collateral Agent and its successors, transferees and assigns, as agent for and representative of the Holders. Without limiting the generality of the foregoing clause (c), any Holder may assign or otherwise transfer any Notes held by it to any other Person in accordance with the Purchase Agreement, and such other Person thereupon becomes vested with all the benefits in respect thereof granted to such Holder.

SECTION 21. TERMINATION. Upon payment in full of all Secured Obligations (a) the Collateral Documents and any and all security interests, Liens or other encumbrances granted by the Company to the Collateral Agent, without any further action by the Company or the Collateral Agent, automatically terminate and are released and of no further force and effect, (b) the Collateral Agent, at the Company’s expense, shall promptly execute and deliver to the Company such agreements, releases, satisfactions, documents and instruments reasonably requested by the Company as are necessary to evidence termination of all security interests given by the Company to the Collateral Agent hereunder and (c) the Collateral Agent authorizes the Company to file, record and/or deliver all reasonably requested agreements, releases, satisfactions, instruments, or documents evidencing the terminations and releases provided for herein and to file termination statements under the UCC with respect to the Collateral. Upon the receipt from the Company of written notice of a binding agreement with respect to a bona fide sale, collaboration, partnering transaction or similar transaction between the Company and a third party involving the sale or licensing of one or more Company assets which (i) will result in all Secured Obligations being paid in full and (ii) is anticipated to close within the ten day period subsequent to the date of delivery of such written notice, all documents and instruments to be delivered pursuant to clause (b) above shall be delivered by the Collateral Agent to counsel to the Company within five business days of such written notice from the Company so as to enable such counsel to the Company to hold, in escrow, such documents and instruments in its possession pending the closing of such transaction and payment in full of all Secured Obligations; provided if such transaction does not close within the ten day period described above, the Company will cause such documents and instruments so delivered pursuant to this sentence to be promptly returned to the Collateral Agent and any releases or satisfactions so delivered are null and void.

(Signature Page Follows)

Executed and delivered as of the day and year and at the place first above written.

INSITE VISION INCORPORATED

By:	/s/ Timothy M. Ruane
Name:	Timothy M. Ruane
Title:	Chief Executive Officer

U.S. BANK NATIONAL ASSOCIATION, as Collateral Agent

By:	/s/ Jean Clarke
Name:	Jean Clarke
Title:	Vice President

[Signature Page to Security Agreement]

Exhibit A

INTELLECTUAL PROPERTY SECURITY AGREEMENT

This Intellectual Property Security Agreement is entered into as of October 9, 2014 by and between U.S. Bank National Association, as collateral agent for itself and the Holders described in the Security Agreement (in such capacity, the “Collateral Agent”) and InSite Vision Incorporated, a Delaware corporation (the “Grantor”).

RECITALS

A. Pursuant to the Securities Purchase Agreement dated as of October 9, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”), among the Grantor, Riverbank Capital Securities, Inc., and the purchasers party thereto (collectively, the “Holders”, together with the Collateral Agent, the “Secured Parties”), the Grantor has issued or will issue its 12% Senior Secured Notes (as amended, restated, supplemented or otherwise modified from time to time, collectively, the “Notes”). Capitalized terms used herein are used as defined in the Purchase Agreement or the Security Agreement, dated as of October 9, 2014 (the “Security Agreement”), between the Grantor and the Collateral Agent, as applicable, unless otherwise noted. To secure its obligations under the Notes, the Collateral Agency Agreement and any other Collateral Documents, the Grantor desires to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in certain copyrights, trademarks, patents and patent applications.

B. Pursuant to the terms of the Security Agreement, dated as of October 9, 2014 (the “Security Agreement”), between the Grantor and the Collateral Agent, the Grantor has granted to Collateral Agent, for the benefit of the Secured Parties, a security interest in all of the Grantor’s right, title and interest, whether presently existing or hereafter acquired, in, to and under all of the Collateral.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, and intending to be legally bound, as collateral security for the prompt and complete payment when due of its obligations under the Notes, the Grantor hereby represents, warrants, covenants and agrees as follows:

AGREEMENT

To secure its obligations under the Notes, the Grantor grants and pledges to Collateral Agent, for the benefit of the Secured Parties, a security interest in all of the Grantor’s right, title and interest in, to and under its Intellectual Property Collateral, including without limitation those copyrights, patents and patent applications, and trademarks listed on Exhibits A, B and C hereto, and including without limitation all proceeds thereof (such as, by way of example but not by way of limitation, license royalties and proceeds of infringement suits), the right to sue for past, present and future infringements, all rights corresponding thereto throughout the world and all re-issues, divisions continuations, renewals, extensions and continuations-in-part thereof.

This security interest is granted in conjunction with the security interest granted to Collateral Agent, for the benefit of the Secured Parties, under the Security Agreement. The rights and remedies of Collateral Agent with respect to the security interest granted hereby are in addition to those set forth in the Security Agreement, the Notes and other Collateral Documents, and those which are now or hereafter available to Collateral Agent, for the benefit of the Secured Parties, as a matter of law or equity. Each right, power and remedy of Collateral Agent provided for herein or in the Security Agreement, the other Collateral Documents, the Purchase Agreement, or the Notes, or now or hereafter existing at law or in equity, shall be cumulative and concurrent and shall be in addition to every right, power or remedy provided for herein and the exercise by Collateral Agent of any one or more of the rights, powers or remedies provided for in this Intellectual Property Security Agreement, the Security Agreement, the Purchase Agreement,the Notes or other Collateral Documents, or now or hereafter existing at law or in equity, shall not preclude the simultaneous or later exercise by any person, including the Holders, of any or all other rights, powers or remedies. This Intellectual Property Security Agreement shall constitute a Collateral Agreement as defined under the Security Agreement.

IN WITNESS WHEREOF, the parties have caused this Intellectual Property Security Agreement to be duly executed by its officers thereunto duly authorized as of the first date written above.

GRANTOR: InSite Vision Incorporated

Address of Grantor:	InSite Vision Incorporated
InSite Vision Incorporated
965 Atlantic Avenue
Alameda, California 94501
By:

Attn:	Title:

COLLATERAL AGENT: US Bank National Association

Address of Collateral Agent:
U.S. Bank National Association	U.S. Bank National Association
Global Corporate Trust Services
100 Wall Street, Suite 1600
New York, New York 10005
By:

Attn:	Title: